EXHIBIT 99.1

January 20, 2005

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2004 of $4.95 million, or $1.56 per diluted share, compared to $4.10 million, or $1.30 per diluted share, for 2003. The increase was primarily due to a decrease in the loan loss provision in 2004, partially offset by a decrease in net interest income. The decrease in the loan loss provision also significantly increased fourth quarter net income. Net income for the fourth quarter of 2004 was $1.09 million, or $.34 per diluted share, compared to net income of $66,000, or $.02 per diluted share, for the same period last year. Net income for the fourth quarter of 2003 was also lower due to expenses relating to the closing of three offices.

Net interest income for the year decreased 6.0% to $20.23 million from $21.53 million in 2003 as net interest margin decreased from 3.38% to 3.31%. Average interest-earning assets decreased approximately 3.8% to $612.2 million and the average yield decreased from 5.48% in 2003 to 5.25% in 2004, resulting in a reduction in interest income of $2.77 million to $32.14 million in 2004. Total interest expense only decreased $1.47 million from $13.37 million in 2003 to $11.90 million in 2004 as the cost of interest-bearing liabilities dropped from 2.33% in 2003 to 2.18% in 2004. For the fourth quarter of 2004, net interest income decreased 7.9% to $4.94 million from $5.36 million for the same quarter last year.

For the year 2004, the provision for loan losses decreased $2.02 million, or 51.5%, to $1.90 million from $3.92 million during 2003. The provision for loan losses was $550,000 during the fourth quarter of 2004 compared to $1.60 million during the fourth quarter of last year. The lower provision for loan losses for 2004 was attributable to two factors. First, non-accruing loans decreased $2.73 million to $2.87 million at December 31, 2004 from $5.60 million at December 31, 2003 as a result of resolving two large relationships during the fourth quarter of 2004. Secondly, net charge-offs were $2.52 million, or .62% in 2004, compared to $3.10 million, or .77% in 2003.

Year-to-date non-interest income, excluding securities gains, was $8.45 million, compared to $8.50 million in 2003, with the decline due to decreases in ATM network fees and other charges and fees, partially offset by increases in trust fees and fees on overdrawn accounts. The Company also realized gains on securities sold of $787,000 in 2004 and $915,000 in 2003. Non-interest income, excluding securities gains, was $2.04 million for the fourth quarter of 2004, compared to $2.02 million for the fourth quarter of 2003.

For 2004, non-interest expense decreased $919,000, or 4.1%, from 2003 to $21.55 million. Non-interest expense was $5.35 million for the fourth quarter of 2004, compared to $6.08 million for the same quarter last year. The fourth quarter of 2003 also includes approximately $707,000 in reorganization costs related to the closing of three offices.

Performance ratios for the year 2004 included a return on assets of .75% and a return on equity of 8.57%. For the fourth quarter of 2004, return on assets was .66%, and return on equity was 7.28%.

Total assets of $645.3 million are down 2.9% from December 31, 2003, primarily due to the use of proceeds from the sale and maturity of securities to pay down Federal Home Loan Bank debt, reducing long-term borrowings approximately $21.0 million. Net loans decreased 1.6% from December 31, 2003 to $398.6 million, and total deposits increased $2.1 million to $452.6 million. Short-term funds and securities declined $7.7 million to $186.5 million. Book value per share was $18.16, and equity to assets was 9.07% as of December 31, 2004.

On December 21, 2004, the Board of Directors declared a dividend of $0.25 per share, payable January 21, 2005 to shareholders of record on December 31, 2004. This is an increase of 4.2% from the fourth quarter of 2003.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31			For the Year Ended December 31
	2004	2003	Percent Change	2004	2003	Percent Change
Interest income	$7,981	$8,378	(4.7)%	$32,135	$34,904	(7.9)%
Interest expense	3,042	3,015	0.9	11,904	13,371	(11.0)

Net interest income	4,939	5,363	(7.9)	20,231	21,533	(6.0)
Provision for loan losses	550	1,603	(65.7)	1,900	3,919	(51.5)

Net after provision	4,389	3,760	16.7	18,331	17,614	4.1
Securities gains (losses)	198	8	—	787	915	—
Non-interest income	2,036	2,017	0.9	8,452	8,500	(0.6)
Non-interest expense	5,348	6,078	(12.0)	21,552	22,471	(4.1)

Income before income tax	1,275	(293)	(535.2)	6,018	4,558	32.0
Income tax	187	(359)	—	1,064	454	134.4

Net income	$1,088	$66	1,548.5	$4,954	$4,104	20.7

Per share:
Net income - basic	$0.35	$0.02	1,650.0%	$1.57	$1.31	19.8%
Net income - diluted	$0.34	$0.02	1,600.0	$1.56	$1.30	20.0
Dividends	0.25	0.24	4.2	1.00	0.96	4.2
Book value (a)	18.16	17.59	3.2

Ratios:

Return on Assets	0.66%	0.04%	1,550.0	0.75%	0.60%	25.0
Return on Equity	7.28	0.44	1,554.5	8.57	7.06	21.4
Equity to Assets Ratio	9.07	8.53	6.4

	December 31
	2004	2003	Percent Change
Cash and due from banks	$13,248	$19,789	(33.1)%
Short-term funds	16,803	2,429	591.8
Securities	169,745	191,802	(11.5)
Loans-net	398,627	404,991	(1.6)
Other assets	46,900	45,917	2.1

Total assets	$645,323	$664,928	(2.9)

Demand deposits	$58,451	$56,781	2.9
Time deposits	394,142	393,719	0.1
Short-term borrowings	18,023	21,909	(17.7)
Long-term debt	111,673	132,519	(15.7)
Other liabilities	4,433	3,304	34.2
Shareholders’ equity	58,601	56,696	3.4

Total liabilities and capital	$645,323	$664,928	(2.9)

(a)	Includes unallocated ESOP shares